Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	William W. Sherertz
President and
Chief Executive Officer
Telephone:	(360) 828-0700

BBSI EXPECTS TO RECORD A MATERIAL SECOND QUARTER CHARGE

RELATING TO ITS WORKERS’ COMPENSATION LIABILITIES

VANCOUVER, WASHINGTON, July 22, 2009 – Barrett Business Services, Inc. (Nasdaq: BBSI) reported today that it expects to record an increase to its workers’ compensation reserve of approximately $11.8 million pre-tax, or $7.4 million after tax equating to approximately $.72 per share, in the 2009 second quarter as a result of management’s change in estimate of the ultimate cost of the Company’s self-insured workers’ compensation claim liabilities related to prior year injury claims.

Approximately $8.4 million or 71% of the increase relates to 2005 and 2006 injury claims, a period in which the Company’s business was growing rapidly, particularly in California where, in the Company's experience, claims are much more expensive and have a longer claim life than in other states where the Company is self-insured. The Company believes that as these claims have matured and the Company has amassed a longer track record in handling them, a more accurate assessment of their ultimate cost can now be made. The expense level the Company has recorded for injury claims occurring in 2007 and 2008 and for the first six months of 2009 is consistent with the results of a recent study completed by a new actuary.

Management currently expects to report gross revenues for the second quarter of 2009 of $248.2 million, a decline of 7.9% from the second quarter of 2008, and expects to report net revenues for the second quarter of 2009 of $57.3 million, a decrease of approximately $14.9 million or 20.7% from the $72.2 million for the same quarter in 2008.

Management expects the loss per diluted share, after taking into account the effect of the increase in workers’ compensation expense described above, to range from $.65 to $.66. Without the effect of the increase in the Company’s workers’ compensation reserve of $.72 per share on an after-tax basis, the expected net income per diluted share for the 2009 second quarter would have been in the range of $.06 to $.07.

The Company reports its Professional Employer Organization services (“PEO”) revenues on a net basis because it is not the primary obligor for the services provided by the Company’s PEO clients to their customers. The gross revenues information below, although not in accordance with generally accepted accounting principles (“GAAP”), is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

Barrett Business Services, Inc.

News Release

July 22, 2009

A reconciliation of non-GAAP gross revenues to net revenues is as follows:

	(Unaudited)
	Three Months Ended June 30,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2009	2008	2009	2008	2009	2008
Revenues:
Staffing services	$28,002	$40,604	$—	$—	$28,002	$40,604
Professional employer services	220,150	228,891	(190,887)	(197,312)	29,263	31,579
Total revenues	$248,152	$269,495	$(190,887)	$(197,312)	$57,265	$72,183

The Company expects to announce its full 2009 second quarter operating results on Tuesday, July 28, 2009, after the market close and will hold its regular second quarter earnings conference call on Wednesday, July 29, 2009, at 9:00 a.m. PT.

Statements in this release about future events or performance are forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to successfully integrate acquired businesses with its existing operations, future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of its primary markets, the collectibility of accounts receivable and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s future prospects are described in the Company’s 2008 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements may be less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

BBSI provides a comprehensive range of human resource management solutions to large and small companies throughout many regions of the United States.

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